EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For investor relations information contact:

Massoud Safavi

Chief Financial Officer

(202) 833-7752

msafavi@efji.com

EFJ, Inc.’s Common Shares Moving to NASDAQ National Market

Lincoln, NE – February 18, 2004 – EFJ, Inc. (OTC Bulletin Board: EFJI) announced that its application for listing on the NASDAQ National Market (“NASDAQ”) has been approved. Trading is expected to commence at the opening of the market on February 19, 2004 under the Company’s current symbol “EFJI.”  The Company’s stock currently trades on the OTC Bulletin Board.

“This is an important step for EFJ, Inc., and it sets the stage for greater visibility and liquidity for the Company’s shares,” said Michael E. Jalbert, EFJ, Inc. Chairman and Chief Executive Officer.

EFJ, Inc. is the holding company of industry-leading wireless telecommunications equipment and solutions businesses. EFJ, Inc. is home to EFJohnson Company, one of the first developers of Project 25 mobile communications products compliant with federal government interoperability standards, and Transcrypt International, a leader in secure voice communications solutions. EFJ, Inc. has a team in place with experience in telecommunications and government sales. EFJohnson Company and Transcrypt International are wholly-owned subsidiaries of EFJ, Inc. For more information, visit www.efji.com.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other matters, increased stock liquidity and visibility. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  Readers are cautioned not to place undue reliance on these forward-looking statements.